PRESS RELEASE


FOR IMMEDIATE RELEASE                     CONTACT:  Brian Hartline
March 10, 1997                                      ML Bancorp, Inc.
                                                    (610) 526-6270



         ML BANCORP, INC. ANNOUNCES ISSUANCE OF $50 MILLION
                     OF 9.875% CAPITAL SECURITIES


    VILLANOVA, Pa.--ML Bancorp, Inc. (NASDAQ NMS:MLBC), the holding company for Main Line Bank, announced today the completion of a $50 million private placement of 9.875% capital securities due March 1, 2027. The securities were issued by ML Bancorp's recently-formed subsidiary, ML Capital Trust I, and underwritten jointly by Sandler O'Neill & Partners, L.P. and Janney Montgomery Scott Inc. The securities were sold in an offering under Rule 144A of the Securities Act of 1933.

    Proceeds of the issue were invested by the ML Bancorp Capital Trust I in Junior Subordinated Debentures issued by ML Bancorp. The Capital Securities
are fully and unconditionally guaranteed by ML Bancorp.   Net proceeds from
the sale of the debentures will be used for general corporate purposes, including but not limited to, capital contributions to the Bank to fund its expanding operations (including the Bank's de novo branching strategy), the financing of future acquisitions, (including the previously announced Penncore acquisition) and the funding of repurchases of the Corporation's common stock which may be made from time to time.

    Dennis S. Marlo, President and CEO of ML Bancorp, indicated that "the new issue, which recently has been very popular with larger financial institutions, provides increased regulatory capital at a relatively low cost, due to certain tax advantages of the combined capital structure. We believe that the issuance of these securities will permit continued growth of the Company without dilution of our common stockholders."

    ML Bancorp, Inc., headquartered in Villanova, Pa, has $1.9 billion in assets and operates 24 business centers in Bucks, Chester, Delaware and Montgomery counties, and nine mortgage loan production offices in Delaware, Florida, New Jersey and Pennsylvania.
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